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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation for Primary and Fully Diluted Earnings Per Common Share


                                           Three Months Ended       Six Months Ended
                                              September 30            September 30,
                                            1997        1996        1997        1996
NET EARNINGS                              $418,640   $128,491    $513,137   $533,850


WEIGHTED AVERAGE COMMON SHARES:

   Primary:
    Weighted average shares outstanding  2,645,653  2,614,433   2,648,543  2,624,933
     Dilutive stock options                136,120    183,878     137,813    183,878
                                         2,781,773  2,798,311   2,786,356  2,808,811
   Fully Diluted:
    Weighted average shares outstanding  2,645,653  2,614,433   2,648,543  2,624,933
     Dilutive stock options                137,199    190,921     138,845    190,921
                                         2,782,852  2,805,354   2,787,388  2,815,854
NET EARNINGS PER COMMON SHARE:

  Primary                                  $0.15      $0.05       $0.18      $0.19

   Fully Diluted                           $0.15      $0.05       $0.18      $0.19
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